Exhibit 10.1

Execution Version

AGREEMENT AND PLAN OF MERGER

Dated as of July 28, 2017

by and among

INNOPHOS HOLDINGS, INC.,

THOR MERGER SUB, INC.,

GENNX NOVEL HOLDING, INC.

and

GENNX NOVEL REPRESENTATIVE, LLC as the Shareholders’ Representative

i

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	Company Shareholder Agreement
Exhibit B	Merger Certificate
Exhibit C	Escrow Agreement
Exhibit D	Sample Net Working Capital Calculation

Company Disclosure Schedule

Section 4.02	Subsidiaries
Section 4.03(b)	Capitalization
Section 4.03(d)	Indebtedness Consents
Section 4.05(a)	Governmental Consents
Section 4.07	Liabilities
Section 4.10	Leased Real Property
Section 4.11(a)	Registered Intellectual Property
Section 4.11(c)	Intellectual Property Claims
Section 4.12(a)	Material Contracts
Section 4.12(b)	Material Contract Exceptions
Section 4.13	Related Party Agreements
Section 4.14	Compliance with Applicable Law; Permits
Section 4.15(b)	Anti-Corruption and Money Laundering Proceedings
Section 4.16	Litigation
Section 4.17(a)	Employment Discrimination
Section 4.17(c)	Labor Laws
Section 4.18(a)	Employees
Section 4.18(b)	Company Benefit Plans
Section 4.19	Environmental Matters
Section 4.21	Insurance Policies
Section 4.22	Suppliers and Customers
Section 6.01	Conduct of Business Prior to Closing
Section 6.02	Indebtedness

Annexes

Annex 1.1(a)	Allocation Annex
Annex 1.1(b)	In-the-Money Options

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 28, 2017 (this “Agreement”), is made by and among: (i) Innophos Holdings, Inc., a Delaware corporation, (“Parent”); (ii) Thor Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); (iii) GenNx Novel Holding, Inc., a Delaware corporation (the “Company”) and (iv) GenNx Novel Representative, LLC, a Delaware limited liability company, solely in its capacity as the shareholder representative hereunder (the “Shareholders’ Representative”). Capitalized terms used herein without definition shall have the meanings specified in ARTICLE I.

RECITALS

WHEREAS, the Company, Parent and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”);

WHEREAS, the boards of directors of each of the Company and Merger Sub have determined that the Merger is in the best interest of their respective shareholders and have declared advisable and approved this Agreement and the transactions contemplated hereby (including the Merger), and have recommended the adoption of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by their respective shareholders;

WHEREAS, the Company has secured the requisite consents from the Company Shareholders by written consent (the “Company Shareholder Consent”) necessary to adopt this Agreement, and consummate the transactions contemplated hereby including the Merger, in accordance with Section 251 of the DGCL; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each Shareholder of the Company is executing and delivering to Parent and the Company an agreement (the “Company Shareholder Agreement”) in substantially the form attached as Exhibit A;

NOW, THEREFORE, in consideration of the foregoing, and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Adjustment Amount” equals the sum (which may be positive or negative) of

(a) The Closing Net Working Capital Adjustment, plus

(b) Estimated Closing Indebtedness minus Closing Indebtedness (as finally determined in accordance with the procedures set forth in Section 3.06), plus

(c) Estimated Company Transaction Expenses minus Company Transaction Expenses (as finally determined in accordance with the procedures set forth in Section 3.06), plus

(d) Closing Cash Amount (as finally determined in accordance with the procedures set forth in Section 3.06) minus Estimated Closing Cash Amount.

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person; provided that such Person shall be deemed an affiliate for only so long as such control exists and, for purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, whether through the ownership of voting securities, by Contract, or otherwise.

“Allocation Annex” means Annex 1.1(a) hereto.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other Laws that are designed or intended to prohibit, restrict or regulate (a) foreign investment or (b) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger and acquisition.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2016.

“Business Day” means a day, other than Saturday or Sunday, on which banks generally are open for the transaction of business in New York, New York.

“Cash and Cash Equivalents” means the sum, as of immediately prior to the Closing, of the fair market value (expressed in United States Dollars) of (i) all cash and cash equivalents (including marketable securities and short term investments) of the Company and its Subsidiaries, (ii) plus all deposited but uncleared bank deposits of the Company and its Subsidiaries and (iii) minus all outstanding undrawn checks of the Company and its Subsidiaries.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that entity.

“Closing Cash Amount” means the aggregate amount of all Cash and Cash Equivalents of the Company as of 11:59 PM (Eastern Time) on the Business Day immediately preceding the Closing Date, which amount, for purposes of any calculation under this Agreement, shall not exceed $100,000.

“Closing Date Amount” means the Estimated Merger Consideration minus the Escrow Amount minus the Reserve Amount.

“Closing Net Working Capital Adjustment” means:

(a) If no Estimated Net Working Capital Adjustment Amount was made, then

(1) If Closing Net Working Capital exceeds the Upper Target, a positive adjustment equal to such excess;

(2) If Closing Net Working Capital is less than the Lower Target, a negative adjustment equal to such deficiency; or

(3) If Closing Net Working Capital is between the Upper Target and the Lower Target, $0.

(b) If a positive Estimated Net Working Capital Adjustment Amount was made, then

(1) If the Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, a positive adjustment equal to such excess;

(2) If the Closing Net Working Capital is lower than the Estimated Closing Net Working Capital but greater than the Upper Target, a negative adjustment equal to the difference between Closing Net Working Capital and the Estimated Closing Net Working Capital;

(3) If the Closing Net Working Capital is lower than the Estimated Closing Net Working Capital and lower than the Upper Target but greater than the Lower Target, a negative adjustment equal to the positive Estimated Net Working Capital Adjustment Amount that was made at Closing; or

(4) If the Closing Net Working Capital is lower than the Estimated Closing Net Working Capital and lower than the Lower Target, a negative adjustment equal to (i) the positive Estimated Net Working Capital Adjustment Amount that was made at Closing plus (ii) the difference between the Closing Net Working Capital and the Lower Target.

(c) If a negative Estimated Net Working Capital Adjustment Amount was made, then

(1) If the Closing Net Working Capital is less than the Estimated Closing Net Working Capital, a negative adjustment equal to such deficiency;

(2) If the Closing Net Working Capital is higher than the Estimated Closing Net Working Capital but lower than the Lower Target, a positive adjustment equal to the difference between Closing Net Working Capital and the Estimated Closing Net Working Capital;

(3) If the Closing Net Working Capital is higher than the Estimated Closing Net Working Capital and higher than the Lower Target but lower than the Upper Target, a positive adjustment equal to the absolute value of the Estimated Net Working Capital Adjustment Amount that was made at Closing; or

(4) If the Closing Net Working Capital is higher than the Estimated Closing Net Working Capital and higher than the Upper Target, a positive adjustment equal to (i) the absolute value of the Estimated Net Working Capital Adjustment Amount that was made at Closing plus (ii) the difference between the Closing Net Working Capital and the Upper Target.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $.001 per share, of the Company.

“Company Disclosure Schedule” means the Disclosure Schedule attached hereto and delivered by the Company to Parent concurrent with the execution of this Agreement.

“Company Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 4.01 (Corporate Organization), Section 4.02 (Subsidiaries), Section 4.03(a) through (c) (Capitalization; Ownership), Section 4.04 (Authority) and Section 4.23 (Broker’s Fees).

“Company Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any result, occurrence, fact, change, event, development or effect that, individually or in the aggregate with all other results, occurrences, facts, changes, events, developments or effects, has, or would be reasonably expected to have, a material and adverse effect on (a) the ability of the Company to consummate the Merger and the other transactions contemplated hereby or (b) the business, assets, liabilities, condition (whether financial or otherwise) or results of operations of the Company and its Subsidiaries; provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following constitute a “Company Material Adverse Effect”, nor shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: (i) changes affecting the United States or international economy or political, regulatory, business, economic, financial, credit or capital market conditions, or any changes therein; (ii) the negotiation, execution, delivery, performance, pendency or announcement of this Agreement and the transactions contemplated hereby (provided that, for purposes of Section 4.05, Section 4.16, Section 4.18(i) and the last sentence of Section 4.22(a), events, occurrences, facts, conditions, changes, developments or effects described in this clause (ii) may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) any change arising from or relating to compliance by the Company with the terms of this Agreement, or action taken, or failure to act, at the request of Parent or to which Parent has consented; (iv) acts of war or military actions (whether or not declared), acts of armed hostility, sabotage or terrorism or other international or national calamity; (v) any hurricane, tornado, volcano, earthquake, flood, or other natural disaster, act of God or force majeure event; (vi) changes in applicable Laws, accounting requirements or principles, including GAAP, after the date hereof, or any interpretations thereof by any Governmental Entity after the date hereof (or other authoritative interpretation or enforcement thereof); (vii) the effect of any action taken by the Parent, Merger Sub or its Affiliates with respect to the transactions contemplated hereby; or (viii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period; provided, further, that none of clauses (i), (iv), (v) or (vi) shall prevent a determination that there has been a Company Material Adverse Effect if the item referred to therein affects the Company or its Subsidiaries disproportionately relative to other industry participants.

“Company Stock Plan” means the GenNx Novel Holding Inc. 2014 Stock Incentive Plan.

“Company Transaction Expenses” means the sum of (i) all out-of-pocket fees and expenses of third party advisors incurred by the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, including the fees and expenses of investment bankers, legal counsel and accountants, plus (ii) any fees payable by the Company or any of its Subsidiaries to any of the Shareholders or any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries, plus (iii) any prepayment penalties, acceleration charges, termination fees, change of control payments, payments to be made by the Company in connection with obtaining any third party consents to the transactions contemplated hereby and similar fees, charges and payments payable by the Company or any of its Subsidiaries in connection with the acceleration of or default under any Contract as a result of the consummation of the transactions contemplated by this Agreement, plus (iv) any amounts payable by the Company or any of its Subsidiaries on or after the Closing to any officer, director or employee of the Company or any of its Subsidiaries in the nature of a “change in control,” closing or signing bonus or retention payment or severance payment arising solely from the transactions contemplated by this Agreement pursuant to an agreement entered into prior to the Closing Date, including, but not limited to, the amounts set forth in the Company Transaction Expense Direction Notice and any payroll Taxes incurred by the Company or any of its Subsidiaries in connection therewith or with respect to the Company Stock Options, to the extent such items in (i) through (iv) result from or were incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Closing. Company Transaction Expenses shall not include any Company Transaction Expenses to the extent paid prior to opening of business on the Closing Date.

“Contract” means any written contract, commitment, agreement, arrangement (excluding any regulatory tariff), note, bond, mortgage, lease or other agreement legally binding on any party (excluding purchase orders).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means KeyBank National Association, or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement in substantially the form attached hereto as Exhibit C among Parent, the Shareholders’ Representative and the Escrow Agent.

“Estimated Merger Consideration” means $125,000,000 plus or minus the Estimated Net Working Capital Adjustment Amount, minus the Estimated Closing Indebtedness, minus the Estimated Company Transaction Expenses and plus the Estimated Closing Cash Amount.

“Estimated Net Working Capital Adjustment Amount” means:

(a) If Estimated Closing Net Working Capital exceeds the Upper Target, a positive adjustment equal to such excess;

(b) If Estimated Closing Net Working Capital is less than the Lower Target, a negative adjustment equal to such deficiency; and

(c) If Estimated Closing Net Working Capital is between the Upper Target and the Lower Target, $0.

“Financial Statements” means (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2016 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal year ended December 31, 2016 and (ii) the unaudited consolidated balance sheet as of March 31, 2017.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (including, without limitation, multi-national).

“Indebtedness” means, without duplication (but, in each case, excluding obligations of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries), the sum of (in each case, including any accrued interest, prepayment penalties, make whole payments and premiums, breakage costs, fees and other amounts due on payment): (a) all obligations of the Company and its Subsidiaries for borrowed money, (b) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes, credit agreements or similar instruments, or upon which interest payments are customarily made; (c) any obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property, goods or services (including, without limitation, earnout obligations), except trade accounts payable arising in the ordinary course of business; (d) all capitalized lease obligations of the Company and its Subsidiaries (including any capitalized interest thereon); (e) all obligations under conditional sale or other title retention agreements relating to property purchased by the Company or any of its Subsidiaries (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (f) letters of credit issued or bankers’ acceptances facilities created for the account of the Company or any of its Subsidiaries, in each case, to the extent drawn; (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed; provided that if the Company or any such Subsidiary has not assumed or otherwise become liable for payment of such Indebtedness of others, the amount of Indebtedness under this clause (g) shall be the lesser of the amount of such Indebtedness of others and the fair market value of such property; (h) all guarantees issued by the Company and its Subsidiaries in respect of the obligations described in clauses (a) through (g) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable prepayment charges, fees, penalties or premiums with respect to such obligations, (i) all amounts due GenNx360 Management Company (“GenNx360 Management’) under the Management Services Agreement, dated as of March 27, 2014, among Novel Ingredient Services, LLC. Advantra Z, Inc. and GenNx360 Management, and (j) all amounts due directors of the Company in the form of director fees, travel expenses and similar payments. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) intercompany obligations among the Company and its Subsidiaries, specifically including any intercompany debt or intercompany guarantees, (ii) obligations under operating leases, (iii) obligations relating to outstanding checks, (iv) deferred lease expense, (v) amounts included as Company Transaction Expenses, (vi) outstanding liabilities not in excess of $248,000 associated with the Company’s December 2016 settlement concerning meter reading discrepancies, or (vi) outstanding customer credits not in excess of $859,667 relating to periods prior to March 2014.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: all (a) patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (“Patents”); (b) trademarks, service marks, trade dress, trade names, domain names, logos, corporate names and other source or business identifiers, and all of the goodwill associated with any of the foregoing, and all registrations, applications for registration, renewals and extensions for any of the foregoing (collectively, “Marks”); (c) copyrights and copyrightable works, and all registrations, applications for registration, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (d) Internet domain names; and (e) trade secrets.

“In-the-Money Options” means all outstanding Company Stock Options that are vested at the Effective Time (or that will vest at the Effective Time as a result of consummation of the Merger), all of which are listed on Annex 1.1(b).

“Knowledge of the Company” and similar phrases mean the actual knowledge, after reasonable inquiry, of any of Rick Antonoff and Frank Kimmerling.

“Liens” means all liens, charges, encumbrances or claims and security interests whatsoever, including any restriction on the right to vote, sell or otherwise dispose of Capital Stock or other ownership interests.

“Lower Target” means $17,970,000.

“Merger Consideration” means $125,000,000 plus the Closing Net Working Capital, minus the Estimated Closing Net Working Capital, minus the Closing Indebtedness, minus the Company Transaction Expenses, plus the Closing Cash Amount, as finally determined pursuant to Section 3.06.

“Most Recent Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2017.

“Net Working Capital” means the sum of, without duplication, (a) a positive amount equal to the consolidated current assets of the Company and its Subsidiaries and (b) a negative amount equal to the consolidated current liabilities of the Company and its Subsidiaries, each component as calculated on a consolidated basis using only the line items and adjustments listed on Exhibit D and determined in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices and methodologies as utilized in the Audited Financial Statements, as calculated as of 11:59 pm (Eastern Time) on the day immediately prior to the Closing Date, and for the avoidance of doubt, not taking into account any of the transactions contemplated hereby. Notwithstanding the foregoing, for purposes of calculating Net Working Capital, current assets and current liabilities shall exclude (A) any Indebtedness (but only to the extent included in the calculation of Closing Indebtedness), (B) Company Transaction Expenses (but only to the extent paid in accordance with Section 3.03(c)), (C) any deferred Tax assets and liabilities, (D) current Tax assets (except as provided in the following sentence) and (E) Cash and Cash Equivalents. Notwithstanding the foregoing, any current Tax asset shall be included in the calculation of Net Working Capital only (i) if such current Tax asset is a Tax refund and (ii) to the extent such current Tax asset is a current income Tax asset that actually reduces or offsets a current income Tax liability (but not below zero); provided, however, that no current income Tax asset in an applicable jurisdiction shall be taken into account under clause (ii) of this sentence to the extent that it exceeds the current income Tax liability payable in such jurisdiction. In the event the Closing Date is not on the last day of a month, then each item included in the calculation of Net Working Capital shall be prorated to the extent applicable as of the Closing Date by multiplying the amount of each such item for the full calendar month by a fraction, the numerator of which is the number of days elapsed from and including the first day of the month in which the Closing Date occurs to and including the Closing Date, and the denominator of which is the total number of days in such month, provided that to the extent items may be determined on a daily basis, such amounts will be allocated on a daily basis. Attached hereto as Exhibit D is a sample calculation of Net Working Capital.

“Order” means any judgment, order, decree, injunction or ruling of any Governmental Entity.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent or Merger Sub to consummate the Closing or to perform any of its material obligations under this Agreement.

“Payoff Letters” means the letters provided by any Person holding Indebtedness listed in Section 6.02 of the Company Disclosure Schedule, in such form as are customary for transactions of the type of the Merger, setting forth the amount of such Indebtedness and the instructions for the payment of such Indebtedness and providing for the satisfaction and discharge of all obligations relating thereto, automatic releases for any Liens on the assets of the Company and its Subsidiaries relating thereto and the return of all collateral in possession of the lenders thereunder, and the termination of all commitments and credit documentation relating thereto, in each case upon such payment and including an undertaking by such Person to execute other documents as may be reasonably necessary to evidence the release of such Liens.

“Permitted Liens” means all (a) mechanics’, carriers’ materialmen’s, workmen’s, warehousemen’s, repairmen’s and similar Liens that do not secure Indebtedness and are for amounts not yet due or delinquent or which are being contested in good faith by appropriate proceedings; (b) Liens for Taxes that are not yet due and payable or that may thereafter be paid without interest or penalty or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits to secure obligations under workers’ compensation or other similar Laws or to secure public or statutory obligations, in each case incurred in the ordinary course business; (d) pledges or deposits to secure the performance of bids, Contracts, leases, surety or appeal bonds, performance bonds, or other similar obligations, in each case incurred in the ordinary course of business; (e) recorded easements, covenants, rights of way and other similar restrictions; (f) unrecorded easements, covenants, rights of way and other similar restrictions that do not adversely affect in any material respect the current use of the applicable property; (g) zoning and building Laws and codes and other similar restrictions; (h) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (i) Liens incurred in the ordinary course of business securing obligations or liabilities that are not material to the assets of the Company or its Subsidiaries and that do not constitute Indebtedness for borrowed money or letters of credit; (j) in the case of Intellectual Property, licenses, options to license or covenants not to assert claims of infringement in each case entered into in the ordinary course of business and in existence as of the date hereof from the Company or any of its Affiliates to third parties; (k) leases, subleases, licenses or sublicenses granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and only covering the assets so leased, subleased, licensed or sublicensed; or (l) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with a financial institution.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“R&W Insurance” means the insurance coverage provided pursuant to a buyer-side representation and warranty insurance policy purchased by and for the benefit of Parent in connection with the transactions contemplated by the Agreement.

“Representatives” means, as to any person, its officers, directors, employees, legal counsel, accountants, financial advisors, financing sources, consultants and other agents and advisors.

“Reserve Amount” means $500,000.

“Shareholders” means all holders of Common Stock (excluding, for the avoidance of doubt, holders solely of Company Stock Options) issued and outstanding as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, the Company and any Subsidiary of the Company).

“Subsidiary” when used with respect to any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities, or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned by such Person or by any one or more of its subsidiaries. As used in this Agreement, a Subsidiary of the Company shall include its direct and indirect Subsidiaries.

“Tax” or “Taxes” means (a) all federal, state, local and foreign taxes measured by or referred to as income, gross receipts, capital gains, margin, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, escheat, real property, personal property, ad valorem, sales, use, consumption, goods and services, transfer, registration, value added, alternative or add-on minimum, estimated or other tax and any similar fees, assessments, duties, levies or similar governmental charges whatsoever in the nature of a tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity and (b) any liability to any Governmental Entity for the payment of any item described in clause (a) by contract or as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with any Governmental Entity with respect to Taxes, including any schedules, attachments or amendments thereto.

“Treasury Regulation” means the income tax regulations promulgated by the Internal Revenue Service, Department of Treasury, pursuant to the Code.

“Upper Target” means $18,970,000.

Section 1.02 Additional Definitions. In addition to those terms defined in Section 1.01, the following terms have the meaning set forth in the Sections set forth below:

Acceptance Period	3.06(c)
Agreement	Preamble
Antitrust Division	7.05(b)
Arbitrator	3.06(d)
Balance Sheet Date	4.07
Certificate of Merger	2.03
Closing	2.02
Closing Date	2.02
Closing Indebtedness	3.06(a)
Closing Net Working Capital	3.06(a)
Closing Payments	3.03
Company	Preamble
Company 401(k) Plan	7.08
Company Benefit Plans	4.18(b)
Company Closing Deliverables	3.04(b)
Company Shareholder Agreement	Recitals
Company Shareholder Consent	Recitals
Company Stock Option	3.01(c)
Company Transaction Expense Direction Notice	6.03
Continuing Employees	6.04(a)
Copyrights	1.01
Current Representation	10.14
Customer	4.22(a)
DGCL	Recitals
Disputed Items	3.06(d)
Effective Time	2.03
Environmental Laws	4.19(a)
Environmental Permits	4.19(c)
ERISA Affiliate	4.18(g)
Estimated Closing Cash Amount	3.02
Estimated Closing Indebtedness	3.02
Estimated Closing Net Working Capital	3.02
Estimated Company Transaction Expenses	3.02
FTC	7.05(b)
Hazardous Material	4.19(a)
HSR Act	4.05(a)
Insurance Policies	4.21
Law	4.05(b)
Leased Real Property	4.10

Leases	4.10
Licensed Intellectual Property	4.11(b)
Marks	1.01
Material Contract	4.12(a)
Merger	Recitals
Merger Sub	Preamble
Notice of Objection	3.06(c)
Outside Date	9.01(c)
Owned Intellectual Property	4.11(a)
Parent	Preamble
Continuing Employees	6.04(b)
Parent Closing Deliverables	3.04(a)
Parent DC Plan	7.08
Patents	1.01
Post-Closing Representation	10.14
Post-Closing Statement	3.06(a)
Pre-Closing Statement	3.02
Registered Intellectual Property	4.11(a)
Section 280G Waived Payments	6.05(a)
Shareholder Group	10.14
Shareholders’ Representative	Preamble
Surviving Corporation	2.01
Transfer Taxes	7.02(a)
Waiving Parties	10.14

Section 1.03 Interpretation.

(a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” shall be deemed to mean “and/or.”

(d) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e) The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub or their Representatives shall be deemed to mean uploaded to and made available to Parent, Merger Sub and their Representatives in the on-line data room hosted on behalf of the Company in the on-line workspace captioned “Project Thor” or otherwise delivered to Parent, Merger Sub or their Representatives.

(f) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(g) Reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.

Section 1.04 Calculation of Time Period. When calculating the period of time before which, within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day.

ARTICLE II

THE MERGER

Section 2.01 The Merger. On the Closing Date, and upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (referred to herein as the “Surviving Corporation”).

Section 2.02 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112 at 10:00 a.m. on a date within five (5) Business Days immediately following the date on which all of the conditions set forth in ARTICLE VIII are satisfied or waived (other than those conditions that by their terms cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) or such other date or time as may be mutually agreed in writing by Parent and the Company (the date on which the Closing actually occurs is the “Closing Date”).

Section 2.03 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Company shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) substantially in the form of Exhibit B, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger, the “Effective Time”).

Section 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all property rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, restrictions, liabilities and duties of the Company and Merger Sub shall become the debts, restrictions, liabilities and duties of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; By-laws. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.06 Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

Section 2.07 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, effective as of the Effective Time, each to hold office in accordance with the terms of the Surviving Company’s certificate of incorporation and bylaws.

ARTICLE III

EFFECT OF MERGER ON THE EQUITY SECURITIES OF THE CONSTITUENT ENTITIES;

EXCHANGE OF CERTIFICATES

Section 3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Shares of Common Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall automatically be converted into, and be exchanged for, one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation such that, immediately following the Effective Time, Parent will be the sole and exclusive owner of the shares of all common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Shares of Common Stock of the Company. Each share of Common Stock issued and outstanding as of immediately prior to the Effective Time (excluding any shares of Common Stock held as treasury stock or held or owned by the Company or any Subsidiary of the Company immediately prior to the Effective Time, which shares shall be canceled without any payment being made in respect thereof) shall automatically be converted into the right to receive its respective portion of the Merger Consideration set forth on the Allocation Annex and thereafter shall no longer be outstanding and shall automatically be canceled, and shall cease to exist after the Effective Time.

(c) Treatment of Company Stock Options. As of the Effective Time, each outstanding option to purchase shares of Common Stock (a “Company Stock Option”) issued by the Company and vested (whether based on time or performance) as of the Effective Time shall be cancelled and extinguished and be converted automatically into the right to receive an amount of cash equal to (i) the number of outstanding shares of Common Stock underlying such Company Stock Option multiplied by (ii) the amount by which the per share consideration determined in accordance with the Allocation Annex exceeds the per share exercise price of such Company Stock Option payable to the former holder thereof in accordance with the terms of this Agreement, as and when such disbursements are required to be made less amounts required to be withheld pursuant to applicable Law. For the avoidance of doubt, any Company Stock Option that (i) has a per share exercise price that is greater than or equal to the per share consideration determined in the Allocation Annex or (ii)  will not be vested as of the Effective Time by its terms shall be cancelled as of the Effective Time for no consideration.

Section 3.02 Pre-Closing Statement. On or prior to the fifth (5th) Business Day preceding the Closing Date, the Company shall deliver to Parent a statement (the “Pre-Closing Statement”) setting forth its (a) good faith estimate of Closing Net Working Capital (“Estimated Closing Net Working Capital”), Closing Indebtedness (“Estimated Closing Indebtedness”), Company Transaction Expenses (“Estimated Company Transaction Expenses”) and Closing Cash Amount (“Estimated Closing Cash Amount”) and (b) calculation of the Estimated Merger Consideration. The Estimated Closing Net Working Capital shall be calculated using only the same line items and adjustments listed on Exhibit D and in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices and methodologies as utilized in the Audited Financial Statements. The Company shall cooperate with Parent in its review of the Pre-Closing Statement and provide Parent with reasonable access during work hours to the relevant books, records, work papers, facilities, employees, accountants, advisors and other Representatives of the Company in connection with Parent’s review of the Pre-Closing Statement. In the event that Parent disagrees with any component set forth in the Pre-Closing Statement, the Company and Parent shall work together in good faith to resolve any such disagreement as soon as possible after which the Company shall redeliver the Pre-Closing Statement; provided, that, if the Company and Parent have not reached an agreement on any component of the Pre-Closing Statement by the anticipated Closing Date, then for purposes of the Pre-Closing Statement, such disputed components shall be as determined in good faith by the Company.

Section 3.03 Closing Payments. At the Closing, Parent shall make, or cause to be made, the following payments (collectively, the “Closing Payments”) by wire transfer of immediately available funds:

(a) to the Shareholders’ Representative, on behalf of and for the benefit of the Shareholders, (A) the portion of the Closing Date Amount payable to holders of Common Stock as set forth on the Allocation Annex and (B) the Reserve Amount;

(b) to an account in the name of the Company, the portion of the Closing Date Amount payable to holders of In-the-Money Options for further distribution to the holders of In-the-Money Options as set forth on the Allocation Annex pursuant to the payroll system of the Surviving Corporation (and the Surviving Corporation shall ensure that such portion of the Closing Date Amount is promptly distributed to such holders of In-the-Money Options pursuant to its payroll system);

(c) to the Person or Persons entitled thereto pursuant to the Company Transaction Expense Direction Notice, the applicable portion of the Estimated Company Transaction Expenses in the amounts and to the account or accounts designated therein, on behalf and for the account of the Company;

(d) to the Persons or Persons entitled thereto pursuant to the Payoff Letters, the applicable portion of the Estimated Closing Indebtedness specified in such Payoff Letters, to the account or accounts designated therein; and

(e) to the Escrow Agent, the Escrow Amount as provided in Section 3.07, which shall be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 3.04 Closing Deliverables.

(a) At the Closing, Parent shall deliver, or cause to be delivered, the following (collectively, the “Parent Closing Deliverables”):

(i) Secretary’s Certificate. A certificate, dated as of the Closing Date and executed on behalf of the Secretary of the Merger Sub and Parent certifying, among other things, (A) the incumbency of all officers of Merger Sub and Parent having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the board of Merger Sub and Parent approving the Merger and adopting this Agreement and the Merger Certificate, attached to such certificate, are true and correct.

(ii) Officer’s Certificates. Certificates executed by an officer of each of Parent and Merger Sub certifying that each of Parent and Merger Sub has satisfied the conditions set forth in Section 8.03(a) and Section 8.03(b).

(iii) Escrow Agreement. A counterpart of the Escrow Agreement executed by Parent.

(b) At the Closing, the Company shall deliver, or cause to be delivered, the following (collectively, the “Company Closing Deliverables”):

(i) Secretary’s Certificate. A certificate, dated as of the Closing Date and executed on behalf of the Secretary of the Company certifying, among other things, (A) the incumbency of all officers of the Company having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the board of the Company approving the Merger and adopting this Agreement and the Merger Certificate, attached to such certificate, are true and correct.

(ii) Certificate of Good Standing. A certificate from the Secretary of State of the State of Delaware dated within five (5) Business Days prior to the Closing Date certifying that the Company is in good standing under the laws of the State of Delaware.

(iii) FIRPTA Certificate. A Certificate executed by an officer of the Company, in form reasonably acceptable to Parent, that satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).

(iv) Officer’s Certificate. A certificate executed by an officer of the Company certifying that the Company has satisfied the conditions set forth in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(v) Shareholder Consent and Shareholder Agreement. Executed counterparts of the Company Shareholder Consent and Company Shareholder Agreements.

(vi) Escrow Agreement. A counterpart of the Escrow Agreement executed by the Shareholders’ Representative.

Section 3.05 Exchange of Certificates; Withholding.

(a) Stock Certificates. At the Closing, each of the Shareholders shall deliver to Parent all original certificate(s) evidencing the shares of Common Stock held of record or beneficially by such Shareholder, duly endorsed or accompanied by duly executed stock transfer powers. The Shareholders’ Representative shall deliver or cause to be delivered to such Shareholder on the Closing Date by wire transfer of immediately available funds, the portion of the Estimated Merger Consideration payable to such Shareholder calculated in accordance with the Allocation Annex.

(b) Withholding Taxes. Parent, the Surviving Corporation or the Shareholders’ Representative shall be entitled to deduct or withhold from any amounts payable pursuant to this Agreement to any Person such amounts as Parent, the Surviving Corporation or the Shareholders’ Representative, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local, or non-U.S. Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Shareholders’ Representative, they shall be paid over to the appropriate Governmental Entity, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Shareholders’ Representative, as the case may be. Notwithstanding the foregoing, to the extent Parent or the Surviving Corporation determines that it may need to deduct and withhold any Tax on any payments made pursuant to this Agreement (other than with respect to amounts treated as wages or compensation for U.S. federal income Tax purposes), Parent or the Surviving Corporation, as applicable, shall provide reasonable notice to the Shareholders’ Representative and the parties shall cooperate in good faith to reduce or eliminate any such withholding to the extent permitted under applicable Law.

Section 3.06 Post-Closing Adjustment.

(a) As soon as practicable but in no event later than the sixtieth (60th) day following the Closing Date, the Chief Financial Officer of Parent shall deliver to the Shareholders’ Representative a statement (the “Post-Closing Statement”) setting forth Parent’s good faith calculation of the (w) Company Transaction Expenses, (x) Net Working Capital as of 11:59 PM (Eastern Time) on the Business Day immediately preceding the Closing Date (“Closing Net Working Capital”), (y) aggregate amount of all Indebtedness of the Company as of 11:59 PM (Eastern Time) on the Business Day immediately preceding the Closing Date (“Closing Indebtedness”) and (z) the Closing Cash Amount. The Closing Net Working Capital shall be calculated using only the same line items and adjustments used listed on Exhibit D and determined in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting principles, practices and methodologies as utilized in the Audited Financial Statements.

(b) Parent shall provide to the Shareholders’ Representative such back-up or supporting data relating to the preparation of the Post-Closing Statement as the Shareholders’ Representative may reasonably request. Parent shall provide, and cause the Surviving Corporation to provide, the Shareholders’ Representative and its Representatives with reasonable access to the Surviving Corporation’s auditors and accounting and other personnel and to the relevant books and records of the Surviving Corporation and its Subsidiaries, and any other relevant document or information reasonably requested by the Shareholders’ Representative for all purposes of this Section 3.06, including in order to allow the Shareholders’ Representative and its Representatives to prepare the Notice of Objection and participate in the resolution of any items set forth in a Notice of Objection.

(c) If the Shareholders’ Representative has any objections to the Post-Closing Statement or any of the amounts set forth therein, it shall deliver to Parent a written statement (a “Notice of Objection”) describing the nature of any such objection in reasonable detail, not later than thirty (30) days after its receipt of the Post-Closing Statement (such thirty (30) day period, the “Acceptance Period”). After the end of the Acceptance Period, the Shareholders’ Representative may not introduce additional objections with respect to any item in the Post-Closing Statement or increase the amount of any objection set forth in the Notice of Objection, and any item not so identified in the Notice of Objection shall be deemed to be agreed to by the Shareholders’ Representative and will be final and binding upon all of the parties to this Agreement. If the Shareholders’ Representative fails to deliver a Notice of Objection within the Acceptance Period, the Post-Closing Statement and the amounts set forth therein shall be deemed to have been accepted by the Shareholders’ Representative and shall be binding upon all of the parties to this Agreement for all purposes hereof. If the Shareholders’ Representative delivers a Notice of Objection to Parent within the Acceptance Period, the Shareholders’ Representative and Parent shall endeavor in good faith to resolve the Shareholders’ Representative’s objections within the twenty (20) day period following the delivery of the Notice of Objection. Within ten (10) days of delivery by the Shareholders’ Representative of the Notice of Objection, (i) if the aggregate amount disputed in the Notice of Objection is less than the aggregate amount claimed to be due Parent in the Closing Statement, Parent and the Shareholders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Escrow Account an amount equal to such difference to Parent, and (ii) if after making such payment to Parent, the balance of the Escrow Account exceeds the aggregate amount disputed in the Notice of Objection, Parent and the Shareholders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Escrow Account an amount equal to such excess to the Shareholders’ Representative.

(d) In the event that a written agreement resolving all of the Shareholders’ Representative’s objections has not been reached within the twenty (20) day period (or such longer period as may be agreed by Parent and the Shareholders’ Representative) after the delivery of the Notice of Objection, the resolution of all unresolved items (“Disputed Items”) shall be submitted for final and binding resolution to Deloitte LLP or, if Deloitte LLP is unable or unwilling to serve, another internationally recognized accounting firm mutually acceptable to Parent and the Shareholders’ Representative (the “Arbitrator”) and the following procedures will apply:

(i) The Shareholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Arbitrator to render a decision in accordance with this Section 3.06(d), along with a statement of reasons therefor, within sixty (60) days of the submission of the Disputed Items, or a reasonable time thereafter. The decision of the Arbitrator shall be final and binding upon each party hereto and the decision of the Arbitrator shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(ii) In the event the Shareholders’ Representative and Parent submit any Disputed Items to the Arbitrator for resolution, the Shareholders’ Representative and Parent shall each pay their own costs and expenses incurred under this Section 3.06(d). The Shareholders’ Representative shall be responsible for that fraction of the fees and costs of the Arbitrator equal to (1) the absolute value of the difference between the Shareholders’ Representative’s aggregate position with respect to the Disputed Items and the Arbitrator’s final determination with respect to the Disputed Items over (2) the absolute value of the difference between the Shareholders’ Representative’s aggregate position with respect to the Disputed Items and Parent’s aggregate position with respect to the Disputed Items, and Parent shall be responsible for the remainder of such fees and costs.

(iii) The Arbitrator shall act as an arbitrator to determine, based upon the provisions of this Section 3.06(d), only the Disputed Items and the determination of each amount of the Disputed Items shall be made in accordance with the procedures set forth in Section 3.06(d) and, in any event, shall be no less than the lesser of the amount claimed by either Parent or the Shareholders’ Representative, and shall be no greater than the greater of the amount claimed by either Parent or the Shareholders’ Representative.

(e) If, following the final determination procedures set forth in Section 3.06(c) and (d):

(i) the Adjustment Amount is zero or a positive number:

(A) Parent and the Shareholders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly all of the funds contained in the Escrow Account to the Shareholders’ Representative for payment to the Shareholders and to an account in the name of the Surviving Corporation for further distribution to the holders of In-the-Money Options pursuant to the payroll system of the Surviving Corporation, in each case, pro rata in accordance with the Allocation Annex; and

(B) Parent shall pay an amount equal to the Adjustment Amount to the Shareholders’ Representative for payment to the Shareholders and to an account in the name of the Surviving Corporation for further distribution to the holders of In-the-Money Options pursuant to the payroll system of the Surviving Corporation, in each case, pro rata in accordance with the Allocation Annex.

(ii) the Adjustment Amount is a negative number, then Parent and the Shareholders’ Representative shall provide joint written instructions to the Escrow Agent to deliver promptly from the Escrow Account all of the funds contained therein as follows:

(A) to Parent, an amount equal to the lesser of: (x) the balance of the Escrow Account, or (y) the absolute value of the Adjustment Amount; and

(B) to the extent any funds remain in the Escrow Account after giving effect to the payment in (A) above, such remaining funds to the Shareholders’ Representative for payment to the Shareholders and to an account in the name of the Surviving Corporation for further distribution to the holders of In-the-Money Options pursuant to the payroll system of the Surviving Corporation, in each case, pro rata in accordance with the Allocation Annex; and

(iii) the absolute value of the Adjustment Amount exceeds the balance of the Escrow Account, Parent shall be deemed to have irrevocably waived its right to recover such excess adjustment amount.

(f) Any amounts payable pursuant to this Section 3.06 shall be paid (or joint instruction to the Escrow Agent shall be provided) within five (5) Business Days after final determination pursuant to this Section 3.06 of the Post-Closing Statement, by wire transfer of immediately available funds to an account designated by the party receiving such payment.

Section 3.07 Escrow Amount. For the purpose of securing the obligations of the Shareholders’ Representative under Section 3.06, at the Closing, Parent shall deliver $5,000,000 in cash (the “Escrow Amount”) to the Escrow Agent by wire transfer of immediately available funds to an account (the “Escrow Account”) that will be designated and administered by the Escrow Agent pursuant to the Escrow Agreement. The Escrow Agreement will provide, among other things, that all amounts in the Escrow Account will be released in accordance with the provisions of Section 3.06.

Section 3.08 Closing of Company Stock Transfer Books. At the Effective Time, the Company’s stock transfer books shall be closed and no transfer of Common Stock shall thereafter be made. At the Effective Time, by virtue of the Merger and without any further action on the part of the Shareholders, the Company, Parent or the Merger Sub, all shares of Common Stock shall be cancelled and extinguished, and each certificate, book-entry share or instrument previously representing such shares of Common Stock shall represent only the right to receive its relevant portion of the consideration pursuant to this ARTICLE III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing or active under the Laws of the jurisdiction of its organization and has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificates of incorporation and by-laws or similar organizational documents of the Company and its Subsidiaries, in the forms made available to Parent and Merger Sub, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company’s minute books, true and complete copies of which have been made available to Parent, reflect in all material respects the actions taken at all meetings of directors and shareholders of the Company since January 1, 2014.

Section 4.02 Subsidiaries. Section 4.02 of the Company Disclosure Schedule sets forth (a) the name of each direct and indirect Subsidiary of the Company, (b) the jurisdiction of organization for each such Subsidiary, and (c) a description of the number and type of the authorized and outstanding equity interests or securities of each direct and indirect Subsidiary. All of the outstanding shares of Capital Stock of each Subsidiary of the Company has been validly issued and, to the extent applicable, are fully paid and nonassessable.

Section 4.03 Capitalization; Ownership; Indebtedness.

(a) As of the date hereof, the authorized Capital Stock of the Company consists solely of 10,000,000 shares of Common Stock.

(b) As of the date hereof, (i) 3,785,000 shares of Common Stock were issued and outstanding, (ii) no shares of Common Stock were issued and held by the Company or by Subsidiaries of the Company, (iii) 600,000 shares of Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options, (iv) 0 shares were reserved for issuance upon exercise of Company Stock Options available for grant under the Company Stock Plan. Section 4.03(b) of the Company Disclosure Schedule sets forth the name and number of shares of Common Stock and Company Stock Options beneficially owned or held of record by any Person.

(c) All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement and except as set forth in Section 4.03(b) of the Company Disclosure Schedule, there are not any subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company or any Subsidiary, or requiring payments based on or related to the value of any securities of the Company or any Subsidiary, including any securities representing the right to purchase or otherwise receive any other securities of the Company or any Subsidiary.

(d) There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which shareholders may vote. Except for the items set forth in Section 4.03(d) of the Company Disclosure Schedule, no Indebtedness of the Company or any of its Subsidiaries contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of the Company or any of its Subsidiaries, (ii) the incurrence of indebtedness by the Company or any of its Subsidiaries, or (iii) the ability of the Company or any of its Subsidiaries to grant any Lien on the properties or assets of the Company or any of its Subsidiaries.

Section 4.04 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger pursuant to the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors and shareholders of the Company, and no other action on the part of the Company is necessary to authorize the execution and delivery by the Company and of this Agreement and the consummation by the Company and of the transactions contemplated hereby. This Agreement (a) has been duly and validly executed and delivered by the Company and (b) assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of the Company and enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 4.05 Consents and Approvals; No Violations.

(a) Except for (i) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Antitrust Laws, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) as set forth in Section 4.05(a) of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by the Company and its Subsidiaries of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) Subject to the filing of the Certificate of Merger as required by the DGCL, none of the execution and delivery of this Agreement by the Company, the consummation by the Company and its Subsidiaries of the transactions contemplated hereby or compliance by the Company and its Subsidiaries with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate any provision of the certificate of incorporation, by-laws or other organizational or governing documents of any of the Company’s Subsidiaries or (iii) assuming that the authorizations, consents and approvals referred to in Section 4.05(a) are duly obtained in accordance with applicable Law, (x) violate any statute, code, ordinance, rule, regulation, treaty, convention, judgment, order, writ, decree or injunction of any Governmental Entity (a “Law”) applicable to the Company or its Subsidiaries or (y) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or result in the termination of any Contract to which the Company or any of its Subsidiaries is a party, or by which any of them or any of their respective properties or assets is bound, except, with respect to clause (iii), for such violations, conflicts, breaches, defaults, terminations which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.06 Financial Statements. The Financial Statements have been provided to Parent. The Financial Statements are based upon the information contained in the books and records of the Company and its Subsidiaries, are prepared in conformity with GAAP in all material respects, and present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the times and for the periods referred to therein and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and (ii) changes resulting from normal year-end adjustments.

Section 4.07 No Undisclosed Liabilities. Except as set forth in Section 4.07 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any debt or other liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and including any liabilities relating to product liability, product recall or warranty claims) other than liabilities and obligations (a) incurred in the ordinary course of business since March 31, 2017 (the “Balance Sheet Date”), (b) incurred or to be incurred in connection with (but not in violation of) this Agreement or any transaction or agreement contemplated by this Agreement or (c) that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 4.08 Absence of Certain Changes. Since the Balance Sheet Date the Company and its Subsidiaries have conducted their businesses in the ordinary course of business and in a manner consistent with past practice (except as required by this Agreement) and none of the following has occurred with respect to the Company or any of its Subsidiaries: (i) any event, change, effect or occurrence that has constituted a Company Material Adverse Effect; (ii) any distribution, sale or transfer of, or entry into any Material Contract to distribute, sell or transfer, any of its properties or other assets, other than in the ordinary course of business; (iii) any change in its operations or accounting that in the aggregate are material to the Company or any Subsidiary; (iv) any material damage, destruction or other casualty loss, in excess of applicable insurance coverage limits; (v) any labor dispute, other than routine grievances; and (vi) any event or action that, if it had taken place after the execution of this Agreement, would not have been permitted by Section 6.01.

Section 4.09 Personal Property. The Company and its Subsidiaries own good and marketable title to, or hold a valid leasehold interest in, all of the material personal property used by them in the conduct of their business, free and clear of all Liens, except for Permitted Liens. Each such item of material personal property necessary for the operation or conduct of the businesses of the Company and its subsidiaries as conducted on the date hereof is in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course of business and obsolescence in the ordinary course of business, and is suitable for the purpose for which it is used by the Company and its Subsidiaries.

Section 4.10 Real Property. Section 4.10 of the Company Disclosure Schedule lists all leased real property of the Company and its Subsidiaries (the “Leased Real Property”). Other than such exceptions as would not reasonably be expected to result in a Company Material Adverse Effect, the Company or one or more of its Subsidiaries holds a valid and binding leasehold interest in the Leased Real Property, in each case, in accordance with the provisions of the applicable lease agreement and any amendments thereto (the “Leases”), free and clear of all Liens, except for Permitted Liens. Other than such exceptions as would not reasonably be expected to result in a Company Material Adverse Effect, all of the Leases to which the Company and/or any Subsidiary of the Company is a party are in full force and effect and grant the leasehold estates or rights of occupancy or use they purport to grant. Other than the leasehold interests in the Leased Real Property, neither the Company nor any of its Subsidiaries owns any interest in any parcel or parcels of real property.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Company Disclosure Schedule lists all registered Patents, Marks and Copyrights and pending applications for registration of Patents, Marks and Copyrights owned, filed or applied for by the Company or any of its Subsidiaries, in each case, that are material to the conduct of the Company’s business (collectively, the “Registered Intellectual Property”). The Company or its Subsidiaries own exclusively all right, title and interest in each item of its Registered Intellectual Property that the Company or one of its Subsidiaries owns (collectively, “Owned Intellectual Property”) free and clear of Liens except for Permitted Liens. Since January 1, 2014, no Person has challenged in a writing received by the Company or any of its Subsidiaries, the validity or enforceability of the Registered Intellectual Property or the rights of the Company or any of its Subsidiaries to continued use of the Owned Intellectual Property; and to the Knowledge of the Company, no third party is infringing or otherwise violating the Owned Intellectual Property.

(b) Except for matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to proprietary rights that are licensed by the Company or one of its Subsidiaries (the “Licensed Intellectual Property”): (i) the Company or a Subsidiary of the Company holds a good and valid leasehold interest in each item of its Licensed Intellectual Property, free and clear of Liens, except for Permitted Liens and the terms and conditions of the license or other agreement applicable to use of such Licensed Intellectual Property); and (ii) since January 1, 2014, no Person has challenged in a writing received by the Company or any of its Subsidiaries, the Company’s use of any of the Licensed Intellectual Property or the rights of the Company or any Subsidiary of the Company to continued use of the Licensed Intellectual Property.

(c) To the Knowledge of the Company (without conducting any investigation), the conduct of the business by the Company and its Subsidiaries as presently conducted does not infringe, violate or constitute an unauthorized use or misappropriation of any proprietary rights of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any of its Subsidiaries or any of their present or former employees is a party). Except as described in Section 4.11(c) of the Company Disclosure Schedule, since January 1, 2014, no claim, action, suit or proceeding has been made or asserted, or to the Knowledge of the Company, threatened or is pending, against the Company or any of its Subsidiaries, alleging that any of the services provided or products manufactured or sold, or Intellectual Property used, are being provided, manufactured, sold or used in violation of any intellectual property rights of any third person.

Section 4.12 Contracts.

(a) Section 4.12(a) of the Company Disclosure Schedule lists all of the following Contracts (each, a “Material Contract”) in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party to or is expressly bound:

(i) loan agreements, promissory notes, indentures, bonds, guarantees or obligations for borrowed money or other instruments involving Indebtedness, hedging instruments, off-balance sheet obligations (such as synthetic leases) or obligations of a partnership or unincorporated joint venture for which the Company may be liable as general partner or joint venturer of, or held by, the Company or any of its Subsidiaries in excess of $200,000;

(ii) partnership, joint venture or other similar agreement or arrangement with any Person that is not wholly owned by the Company;

(iii) agreements containing (A) any covenant or provision prohibiting the Company or any of its Subsidiaries from engaging in any line or type of business or (B) any exclusivity, most-favored-nation or similar provision;

(iv) Contracts for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets or the securities of another Person, other than in the ordinary course of business, that either (A) was entered into within the last three years or (B) has any material ongoing obligations thereunder;

(v) Contracts for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $150,000 (other than standard offer letters);

(vi) Customer Contracts involving payments in excess of $500,000 per year (other than purchase orders in the ordinary course of business consistent with past practice);

(vii) any Contract relating to capital expenditures with respect to the Company and involving future payments which exceed $100,000 in any 12-month period;

(viii) leases pursuant to which personal property is leased to or from the Company requiring payments in excess of $100,000 per year;

(ix) Contracts providing for indemnification obligations in favor of any Person (other than any indemnification provisions that will be for the benefit of the Company or any of its Subsidiaries after the Closing), other than customary indemnification provisions contained in contracts entered into in the ordinary course of business and pursuant to which no claims for indemnification are outstanding;

(x) Contracts (other than those listed in clause (vi) above) that are reasonably likely to require payments by the Company or any of its Subsidiaries in excess of $500,000 in any one (1) year, other than Contracts that are terminable by the Company or any of its Subsidiaries on sixty (60) days’ notice or less without obligation to make any material payment;

(xi) Contracts that are reasonably likely to require payments to the Company or any of its Subsidiaries in excess of $500,000 in any one (1) year other than Customer Contracts and purchase orders in the ordinary course of business consistent with past practice; or

(xii) Contracts with any investment bank or financial advisor or similar arrangements whether in connection with the transactions contemplated hereby or otherwise.

(b) The Company has made available to Parent a copy of each Material Contract (including all amendments thereto). Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, each Material Contract (i) constitutes a valid and binding obligation of the Company and/or its Subsidiaries, as applicable, and, to the Knowledge of the Company, constitutes a valid and binding obligation of the other parties thereto and (ii) to the Knowledge of the Company, is in full force and effect. To the Knowledge of the Company, no party to any Material Contract is in breach thereof or default thereunder.

Section 4.13 Related Party Agreements. Except as set forth in Section 4.13 of the Company Disclosure Schedule and except for payment of salaries and benefits to employees in the ordinary course of business, (a) neither the Company nor any of its Subsidiaries is a party to any Contract or other agreement, written or oral, (i) to which any of their respective officers, directors, managers, members or Shareholders are also a party, (ii) to which any of their respective officers, directors, managers, members or Shareholders is a beneficiary or (iii) to which any transaction contemplated thereby properly would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP or Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission, as if they were applicable to the financial statements of the Company, and (b) no officer, director, manager, member or Shareholder of the Company or any of its Subsidiaries is indebted to the Company or any of its Subsidiaries or, to the Knowledge of the Company, has any direct or indirect ownership interest in any property used by or any contractual business relationship with, the Company or any of its Subsidiaries, or any Person with which the Company or any of its Subsidiaries has a material business relationship.

Section 4.14 Compliance with Applicable Law; Permits. Except as set forth in Section 4.14 of the Company Disclosure Schedule, since January 1, 2014, the Company and each of its Subsidiaries has conducted its respective businesses in all material respects in accordance with applicable federal, state, local, foreign and territorial Laws and Orders and other requirements of any Governmental Entity, except for: (i) violations relating to employee, labor and benefits matters, which are covered by Section 4.17 and Section 4.18, (ii) violations relating to Environmental Laws, which are covered by Section 4.19, and (iii) violations relating to Taxes, which are covered by Section 4.20. To the Knowledge of the Company, no investigation or review by any Governmental Entity concerning any such possible violation of Law is pending or threatened. The Company and each of its Subsidiaries holds all licenses, permits, registrations and other authorizations required to conduct its business, and all such licenses, permits, registrations and other authorizations are valid and in full force and effect, except for those the absence of which would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect. Except as would not materially and adversely impact the Company’s or any of its Subsidiaries’ ability to carry on its business as presently conducted, the Company and each of its Subsidiaries is in compliance with all such licenses, permits, registrations and other authorizations. The Company has received no written notice from a Governmental Entity that any such license, permit, registration or other authorization will be terminated or impaired or become terminable or impaired, in whole or in part, as a result of the transactions contemplated hereby.

Section 4.15 Anti-Corruption Laws.

(a) Neither the Company nor any of its Subsidiaries has and, to the Knowledge of the Company, no officer, director, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, made or offered any payment or transfer of anything of value to any government official or officer, director, or employee of any government department or instrumentality; any officer, director, employee, or agent of a customer; any candidate for political office, political party or campaign; or any official or employee of any public international organization to obtain or retain business or to secure an improper or undue advantage in violation of any provision of any anti-corruption or anti-money laundering Law, rule, or regulation in any jurisdiction, including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, the Travel Act, the USA PATRIOT Act, as amended and the U.S. Trading with the Enemy Act, as amended.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) there are no legal proceedings relating to anti-corruption or anti-money laundering Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has settled any legal proceedings relating to any anti-corruption or anti-money laundering Law since January 1, 2014.

Section 4.16 Litigation. Except as set forth in Section 4.16 of the Company Disclosure Schedule, (a) there are no claims, suits, actions, proceedings or arbitrations pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries, the outcome of which, if adversely decided, would reasonably be expected to result in damages of more than $250,000, and (b) there is no Order outstanding against the Company or its Subsidiaries that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.17 Labor.

(a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, no written charge or complaint of employment discrimination or other similar charge or complaint has been filed against the Company or any of its Subsidiaries since January 1, 2016, or is pending or, to the Knowledge of the Company, threatened.

(b) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, work rules or practices or any other material labor-related agreements or arrangements with any labor union, labor organization, employee organization or works counsel.

(c) Except as disclosed in Section 4.17(c) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with all applicable Laws relating to (i) employment and employment practices and (ii) terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

Section 4.18 Employee Matters.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a list of the name, employee identification number, job title, country of employment, hire date and hourly rate or annual base salary of each officer and employee of the Company or any of its Subsidiaries as of the date of this Agreement.

(b) Section 4.18(b) of the Company Disclosure Schedule contains a list of (i) all material “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and whether or not maintained in the United States or another jurisdiction, and (ii) all other material severance or other termination, bonus or other incentive compensation, change of control, profit sharing, equity based compensation, deferred compensation or other employee benefit plan, fund or arrangement maintained or contributed to or required to be contributed to, by or on behalf of the Company or any of its Subsidiaries for the benefit or welfare of any director, officer, employee, or former employee of the Company or any of its Subsidiaries (such plans and arrangements being collectively, the “Company Benefit Plans”).

(c) Each of the Company Benefit Plans is in material compliance with all applicable Laws. There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(d) With respect to each Company Benefit Plan, the Company has heretofore made available to Parent true, correct and complete copies of each such Company Benefit Plan and any amendments thereto, and to the extent applicable, any related trust or other funding vehicle, the latest version of any annual report on Form 5500 filed with the IRS with respect to each Company Benefit Plan (if any such report was required) with all required attachments and the most recent summary plan description (if required) and summaries of material modification with respect to any Company Benefit Plan for which a summary plan description is required and the most recent determination letter received from the Internal Revenue Service with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(e) Each Company Benefit Plan has been operated and administered, in all material respects, in accordance with its terms and, with respect to the Company Benefit Plans, the requirements of ERISA and the Code. No event has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in payment or assessment by or against the Company or any of its Subsidiaries or ERISA Affiliates (as defined below) of any Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(f) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable opinion letter from the Internal Revenue Service and no circumstances exist which could reasonably be expected to result in material liability to the Company or its Subsidiaries in respect of such qualified status. There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(g) Neither the Company nor any of its Subsidiaries or any of their respective ERISA Affiliates maintains, sponsors, contributes to or has any liability with respect to, or, within the past six years, has maintained, sponsored or contributed to, any plan that is or was subject to Title IV of ERISA. “ERISA Affiliate” means, with respect to any person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of Section 4001(a)(15) of ERISA.

(h) None of the Company Benefit Plans provide for post-employment retiree life or health insurance, benefits or coverage for any participant or any beneficiary of a participant who performs or performed services principally within the United States, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state Laws.

(i) To the Knowledge of the Company (i) at all times since January 1, 2005, all Company Benefit Plans that are subject to Section 409A of the Code have been operated in a manner that materially complies with Section 409A of the Code, (ii) all Company Benefit Plans that were in effect prior to January 1, 2009 were validly amended no later than December 31, 2008 to become in material documentary compliance with Section 409A of the Code and (iii) all new Company Benefit Plans that were established after December 31, 2008 have, since their inceptions, been in material documentary compliance with Section 409A of the Code.

(j) Except with respect to payments contemplated pursuant to ARTICLE III of this Agreement, the consummation of the transactions contemplated hereby shall not (i) result in any contractual or legal obligation on the part of the Company or any of its Subsidiaries to make any severance, sale award, change of control or other payment to any of their directors, officers or employees, or any other persons, or (ii) increase any benefits under any Company Benefit Plans. No such amount or benefit will constitute an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any tax incurred by such individual under Section 409A or 4999 of the Code or otherwise.

Section 4.19 Environmental Matters.

(a) Except as set forth on Section 4.19 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects and, to the Knowledge of the Company, have been in compliance in all material respects at all times in the past five (5) years with applicable Laws (i) relating to pollution (or the remediation thereof) or the protection of natural resources, endangered, threatened or protected species, the environment, or worker health or safety (as it relates to exposure to Hazardous Material (as defined below); or (ii) concerning the management, manufacture, distribution, use, release, emission, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Material (as defined below) (“Environmental Laws”). “Hazardous Material” means: (a) any material, substance, or waste, whether in solid, liquid, mineral or gas form, in each case, whether naturally occurring or manmade, that is listed, defined, or regulated as a hazardous waste, pollutant, contaminant or as hazardous, acutely hazardous, toxic, radioactive or dangerous under Environmental Laws; and (b) any petroleum or petroleum-derived products, byproducts or derivatives thereof, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls. The Company and its Subsidiaries have made all material filings with Governmental Entities required under Environmental Laws for their respective operations as conducted as of or prior to the Closing Date, as applicable, and made such filings in material compliance with the requirements of such Environmental Laws.

(b) As of the date hereof, no litigation, arbitration, mediation or other contested proceeding related to Environmental Laws is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, no Order or settlement agreement related to Environmental Laws to which the Company or any of its Subsidiaries has outstanding obligations that require action or impose costs or liabilities post Closing, and none of the Company or any of its Subsidiaries has received any written notice of or request for information relating to any violation or alleged violation of, or any liability or potential liability under, any Environmental Law, which proceeding, Order, settlement agreement, violation or liability would reasonably be expected to result in a material loss for the Company or any of its Subsidiaries.

(c) Except as set forth on Section 4.19 of the Company Disclosure Schedule, the Company and its Subsidiaries have obtained, maintain in full force and effect, including the timely filing of renewal applications, and are in material compliance with all material permits required under Environmental Laws (“Environmental Permits”) necessary for the ownership, lease, operation or use of their respective businesses as conducted as of the Closing Date.

(d) None of the Leased Real Property or, to the Knowledge of the Company, any other real property formerly owned, leased or operated by the Company or its Subsidiaries, is listed on, or has been proposed for listing on, the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act or any similar state or federal list.

(e) Neither the Company nor any of its Subsidiaries has contractually assumed or provided any indemnity against any material liability of any other Person, arising under any Environmental Laws except for such assumption or indemnity provided by the Company or any Subsidiary in the ordinary course of conducting business.

(f) Except as would not be reasonably expected to result in a material claim or result in a material loss under Environmental Law, there has been no release of Hazardous Materials by the Company, its Subsidiaries or their authorized agents or contractors with respect to the operations of the Company or its Subsidiaries or any Leased Real Property, and neither the Company nor any of its Subsidiaries has received any written notice that any Leased Real Property (including soils, groundwater, surface water, buildings and other structures located on any such Leased Real Property) has been contaminated with any Hazardous Material that would reasonably be expected to result in a material violation of Environmental Laws or the provisions of any Environmental Permit by, or give rise to material liability or a material remediation obligation of, in each case, the Company or any of its Subsidiaries.

(g) The Company has made available to Parent true, correct, and complete copies of all reports of Phase I and Phase II environmental site assessments or other environmental reports or assessment of a material nature in the Company’s possession relating to the Leased Real Property.

(h) Neither the Company nor any of its Subsidiaries is required by any Environmental Law and by virtue of the transactions set forth herein or as a condition to the effectiveness of the transactions contemplated hereby (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials, (iii) to give notice to or receive approval from any Governmental Authority under any state transfer statute, including the New Jersey Industrial Site Recovery Act, or (iv) to record or deliver to any person or entity any disclosure document or statement pertaining to environmental matters.

(i) The representations set forth in this Section 4.19 and Section 4.07 are the sole and exclusive representations regarding environmental matters.

Section 4.20 Tax Returns and Tax Payments.

(a) The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file (after giving effect to extensions of time) and have paid all Taxes required to be paid whether or not shown on such Tax Returns. All such Tax Returns are accurate and complete in all respects and have been prepared in compliance with all applicable Laws.

(b) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Tax due from, or the due date for filing any Tax Return of, the Company or any Subsidiary for any taxable period and no request for any such waiver or extension is currently pending.

(c) The Company and its Subsidiaries have withheld and paid over to the proper taxing authorities or other Governmental Entities all Taxes required to be withheld and paid over.

(d) There is no pending dispute, claim, audit, action, suit or proceeding concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any Governmental Entity; and all deficiencies, assessments or proposed adjustments asserted against the Company or any Subsidiary by any Taxing Authority have been paid or fully and finally settled.

(e) Neither the Company nor any Subsidiary of the Company will be required to include any item of income or exclude any item of deduction from taxable income for any taxable period

(or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any similar agreement under state, local or foreign Tax law) with any Governmental Entity executed on or prior to the Closing Date, (ii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any prepaid amount received on or prior to the Closing Date, (v) any intercompany transaction or excess loss account described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), or (vi) Section 108(i) of the Code.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in a distribution which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(g) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group for U.S. federal, state or local Tax law purposes (other than a group the common parent of which is the Company), (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law, or (iii) is a party to or bound by, or has any obligation under, any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar contract or arrangement or any other obligation (other than such an agreement or arrangement that is an ordinary course commercial agreement the primary purpose of which does not relate to Taxes) to indemnify any other Person with respect to Taxes that will be in effect after the Closing.

(h) There are no Liens other than Permitted Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries.

(i) No written claim, which has not been resolved, has been received by the Company or any Subsidiary from a Taxing Authority in a jurisdiction where the Company or such Subsidiary does not file a Tax Return asserting that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has received an inquiry from a jurisdiction in which it does not file Tax Returns regarding its taxability in such jurisdiction, such as a nexus questionnaire.

(j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b).

(k) Neither the Company nor any of its Subsidiaries is a party to or bound by any advance pricing agreement or other agreement or ruling relating to Taxes with any Taxing Authority.

(l) The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) The Company and its Subsidiaries have complied with all unclaimed property or escheat Laws with respect to unclaimed or abandoned property and do not hold any property required to have been remitted or escheated to a Governmental Entity.

(n) The Company and its Subsidiaries have obtained and hold or have held on file for the longer of the period required by applicable Law or the expiration of the applicable statute of limitations (taking into account any extensions thereof) sales and use tax resale and exemption certificates with respect to sales of taxable items for which the Company or its Subsidiaries did not collect and remit sales, use, or similar Taxes.

(o) None of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company and its Subsidiaries is limited by Sections 269, 382, 383 or 384 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law) excluding any limitation resulting from the transactions contemplated hereby.

(p) The Financial Statements contain proper and accurate reserves for all unpaid Taxes.

(q) All transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws, including to avoid the application of penalties, has been timely prepared and maintained by the Company.

Section 4.21 Insurance. Section 4.21 of the Company Disclosure Schedule contains a true and complete list of all insurance policies carried by or covering the Company or any of its Subsidiaries (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect, and no notice of cancellation has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy which has not been cured by the payment of premiums that are due. All premiums due on the Insurance Policies have been paid in a timely manner and the Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The insurance coverage provided by the Insurance Policies (including as to deductibles and self-insured retentions) is substantially consistent with the Company’s past practices

Section 4.22 Suppliers; Customers; and Receivables.

(a) Section 4.22 of the Company Disclosure Schedule identifies the 10 largest suppliers based on the aggregate dollar volume of supplies purchased the Company for the fiscal year ended December 31, 2016. The Company has not received any written notice from any supplier identified in Section 4.22 of the Company Disclosure Schedule that any such supplier has or intends to cease or otherwise decrease in any material respect the amount of products or services supplied to the Company or otherwise amend or change in any material respect the terms of the supply arrangements in effect between the Company and any such supplier. Section 4.22 of the Company Disclosure Schedule also identifies the 10 largest customers of the Company based on the aggregate dollar volume of purchases for the fiscal year ended December 31, 2016 (any such entity, a “Customer”). The Company has not received any written notice from any Customer that any such Customer has or intends to cease or otherwise decrease in any material respect the amount of purchases from the Company or otherwise amend or change in any material respect the terms of the arrangements in effect between the Company and any such Customer.

(b) All the accounts receivable of the Company, including trade accounts, existing at Closing (a) represent actual indebtedness incurred by the applicable account debtors; and (b) have arisen from bona fide transactions in the ordinary course of business. Since the Balance Sheet Date, there have not been any write-offs as uncollectible of any receivables, except for write-offs in the ordinary course of business and consistent with past practice.

Section 4.23 Broker’s Fees. None of the Company or any Subsidiary of the Company, or any of their respective officers or directors, as applicable, has employed any financial advisor, broker or finder, or incurred any liability for any broker’s fees, commissions or finder’s fees, in connection with any of the transactions contemplated hereby.

Section 4.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), neither the Company nor any related Person makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of their Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or their respective Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). Notwithstanding anything contained in this Agreement to the contrary, the Company makes no representations or warranties to Parent or Merger Sub regarding any projections or the future or probable profitability, success, business, opportunities, relationships and operations of the Company and/or its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub jointly and severally represents and warrants to the Company as follows:

Section 5.01 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.02 Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger pursuant to the DGCL, to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized and approved by the board of directors of Parent and Merger Sub and adopted by Parent in its capacity as the sole shareholder of Merger Sub, and no other action on the part of Parent or Merger Sub or any of their respective equityholders, directors, managers or officers, as applicable, is necessary to authorize the execution and delivery by Parent or Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement (a) has been duly and validly executed and delivered by Parent and Merger Sub, and (b) assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally, and (ii) is subject to general principles of equity.

Section 5.03 Consents and Approvals; No Violation.

(a) Except for (i) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Antitrust Laws, (ii) the filing of the Certificate of Merger as required by the DGCL and (iii) as set forth in the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

(b) Subject to the filing of the Certificate of Merger as required by the DGCL, none of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the terms or provisions hereof will (i) conflict with or violate any provision of the certificates of incorporation or other governing documents of Parent and Merger Sub, or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.03(a) are duly obtained in accordance with applicable Law, (x) violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under or result in the termination of any Contract to which Parent or Merger sub or any of their respective Subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults or terminations which, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.04 Litigation. (a) To the knowledge of Parent, as of the date hereof, there are no claims, suits, actions, proceedings or arbitrations pending or threatened in writing against Parent or Merger Sub, the outcome of which, if adversely decided, would reasonably be expected to result in a Parent Material Adverse Effect, and (b) there is no Order outstanding against Parent or Merger Sub that would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.05 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding Capital Stock of Merger Sub is owned directly by Parent or one of its wholly owned Subsidiaries. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 5.06 Acquisition for Investment. Parent has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Parent confirms that the Company has made available to Parent and Parent’s Representatives (i) the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and (ii) access to the documents, information and records of the Company and its Subsidiaries, and Parent confirms that it has made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Parent is acquiring the stock of the Surviving Corporation for investment purposes and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the stock of the Surviving Corporation.

Section 5.07 Funding. Parent has the necessary and immediately available funding to meet all of its obligations under this Agreement, including its obligation to pay the Merger Consideration, all other amounts required to be paid under Article II, any adjustments to the Merger Consideration and all of Parent and Merger Sub’s fees and expenses incurred in order to consummate the transactions contemplated by this Agreement.

Section 5.08 Broker’s Fees. Neither Parent nor Merger Sub, or any of their respective equityholders, directors or managers, as applicable, has employed any financial advisor, broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby except for Lazard Frères & Co. LLC.

Section 5.09 Investigation. EACH OF PARENT AND, MERGER SUB ACKNOWLEDGES AND AGREES THAT IT (I) HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING, THE COMPANY AND ITS SUBSIDIARIES AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND (II) HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT THE COMPANY AND ITS SUBSIDIARIES AS IT HAS REQUESTED. EACH OF PARENT AND MERGER SUB FURTHER ACKNOWLEDGES THAT (I) (A) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY THE COMPANY ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT, (B) NEITHER THE COMPANY NOR ITS SUBSIDIARIES NOR ANY OF THEIR AFFILIATES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PROJECTIONS, AND (C) NONE OF PARENT OR MERGER SUB HAS RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF THE COMPANY, ITS SUBSIDIARIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES, INCLUDING THE PROJECTIONS OR ANY INFORMATION PROVIDED BY OR THROUGH THEIR BANKERS, INCLUDING THAT INFORMATION PROVIDED IN THE CONFIDENTIAL DESCRIPTIVE MEMORANDUM, OR MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION AND THAT NONE OF PARENT OR MERGER SUB WILL HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION, (II) ANY CLAIMS PARENT OR MERGER SUB MAY HAVE FOR BREACH OF

REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY SET FORTH IN ARTICLE III HEREOF, (III) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PARENT SHALL ACQUIRE THE COMMON STOCK, THE COMPANY AND ITS SUBSIDIARY WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE FOR THE AVOIDANCE OF ANY DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH OF PARENT AND MERGER SUB ACKNOWLEDGES AND AGREES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE THE PROJECTIONS, THAT PARENT AND MERGER SUB ARE FAMILIAR WITH SUCH UNCERTAINTIES, THAT PARENT AND MERGER SUB ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY PARENT AND MERGER SUB ON SUCH PROJECTIONS SHALL BE AT THEIR SOLE RISK, AND PARENT AND MERGER SUB SHALL NOT HAVE ANY CLAIM AGAINST ANYONE WITH RESPECT THERETO.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. Except (i) as and to the extent expressly provided otherwise in this Agreement, (ii) as required by applicable Law or (iii) as set forth in Section 6.01 of the Company Disclosure Schedule, the Company will, and will cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement or consented to or approved in writing by Parent, during the period commencing on the date hereof and ending at the Effective Time conduct its business in the ordinary course of business consistent with past practice and in material compliance with all applicable Laws. Without limiting the generality or effect of the foregoing, and except (i) as and to the extent expressly provided otherwise in this Agreement, (ii) as required by applicable Law, or (iii) as set forth in Section 6.01 of the Company Disclosure Schedule, during the period from the date of this Agreement through the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of, (i) any additional shares of its Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its Capital Stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its Capital Stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its Capital Stock; or (ii) any other securities in respect of, in lieu of or in substitution for any shares of its Capital Stock outstanding on the date hereof; (iii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of Capital Stock; or (iv) split, combine, subdivide or reclassify any shares of its Capital Stock;

(b) declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution (whether in cash, Capital Stock or property), in respect of any shares of its Capital Stock or otherwise make any contributions or other payments to its shareholders or other equityholders in their capacity as such other than dividends in cash prior to the Closing Date;

(c) sell, transfer or otherwise dispose of any of its properties or material assets to any Person other than a direct or indirect wholly owned Subsidiary of the Company, other than the sale of Company products in the ordinary course of business consistent with past practice;

(d) (i) make any acquisition or investment in a business, Person or division thereof whether by purchase of assets, stock or securities, by merger or consolidation or otherwise, (ii) enter into any Contract with respect to a joint venture, strategic alliance or partnership, or (iii) purchase, or enter into any agreement to purchase, equipment, inventory, materials, supplies, capital expenditures in excess of $250,000 or services, in each case, other than in the ordinary course of business consistent with past practice;

(e) (i) increase the compensation of any of the Company’s directors or employees, (ii) enter into any labor agreement, collective bargaining agreement, work rules or practices or any other material labor-related agreements or (iii) establish, or amend to increase the benefits under, any Company Benefit Plan, in each case, other than in the ordinary course of business consistent with past practice and other than (x) renewals or replacements of health insurance and other Company Benefit Plans customarily placed on an annual basis or (y) as required by Law or the terms of agreements and Company Benefit Plans in effect as of the date hereof;

(f) amend its certificate of incorporation, by-laws or similar governing documents;

(g) change accounting methods, policies or practices (including any change in depreciation or amortization policies) or revalue any its assets, except as may otherwise be required under GAAP as concurred with its independent accountants and after notice to Parent;

(h) pay, discharge, settle or satisfy any litigation, arbitration, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than any settlement, payment, discharge or satisfaction other than the satisfaction of liabilities and obligations in the ordinary course of business consistent with past practice that do not exceed $250,000;

(i) commence any litigation, arbitration or proceeding or cease any pending or threatened litigation;

(j) (i) file any amended Tax Return or file or surrender any claim for a material refund of Taxes, (ii) settle or compromise any material Tax liability, (iii) change any method of tax accounting, (iv) make any Tax election inconsistent with past practice, (v) revoke or change any Tax election, or (vi) waive or extend the statute of limitations in respect of any Tax (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(k) (i) incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any Indebtedness, trade letters of credit or guarantees outside the ordinary scope of business or if the aggregate amount of such incurrences, assumptions, guarantees or obligations following the date of this Agreement would exceed $250,000 outstanding in the aggregate at any given time (excluding intercompany debt), (ii) make any loan, advance or capital contribution to or investment in any other Person in excess of $250,000 in the aggregate (other than intercompany loans, advances and capital contributions), (iii) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary, (iv) mortgage, pledge or encumber any of its material tangible or intangible assets, or create or suffer to exist any Liens thereupon (other than currently existing Liens and Permitted Liens); or (v) fund or prepay any obligations to any Person, that are not due and payable until after Closing unless in the ordinary course of business consistent with past practices or as disclosed in Schedule 6.01 of the Company Disclosure Schedule;

(l) amend, modify or terminate, or grant any waiver under, any Material Contract governing Indebtedness;

(m) enter into any Contract that would constitute a Material Contract, a Contract that would be required to be disclosed on Section 4.13 of the Company Disclosure Schedule or a Contract requiring consent in connection with the transactions contemplated by this Agreement, or violate, terminate, amend or otherwise modify in any material respect (including by entering into a Contract with such party or otherwise) or waive any material terms of any of its Material Contracts or Contracts disclosed in Section 4.13 of the Company Disclosure Schedule; or

(n) agree in writing, make any commitment to take or otherwise take any of the actions prohibited by this Section 6.01.

Nothing contained herein shall give to the Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations or businesses prior to the Closing Date.

Section 6.02 Payoff Letters. By no later than three (3) Business Days prior to Closing, the Company shall deliver to Parent copies of Payoff Letters for the Indebtedness listed in Section 6.02 of the Company Disclosure Schedule.

Section 6.03 Company Transaction Expense Direction Notice. On or prior to the second Business Day preceding the Closing Date, the Company shall provide Parent with a written notice (the “Company Transaction Expense Direction Notice”) setting forth wire transfer instructions and amounts due for any Company Transaction Expenses to be paid at the Closing.

Section 6.04 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the date that is one (1) year from the Effective Time, Parent shall, or shall cause the Surviving Corporation or an Affiliate to, provide to each employee of the Company and its Subsidiaries who is employed immediately prior to the Effective Time and who remains employed by Parent or its Subsidiaries immediately following the Effective Time (collectively, the “Continuing Employees”) with (i) base salary or wage rate and annual bonus opportunities that are no less than the base salary or wage rate and annual bonus opportunities provided to such Continuing Employee by the Company or its Subsidiaries, as applicable, immediately prior to the Effective Time, and (ii) employee benefits (excluding defined benefit pension and equity compensation benefits) that are no less favorable, in the aggregate, than those provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the Effective Time.

(b) Parent will cause any employee benefit plans sponsored or maintained by the applicable group of Parent or its Subsidiaries (collectively, the “Parent Benefit Plans”) in which the Continuing Employees are entitled to participate (as determined by Parent) following the Effective Time, to take into account for purposes of eligibility, vesting, level of benefits and benefit accrual thereunder (other than for benefit accruals under defined benefit pension plans), service by Continuing Employees to the Company and its Subsidiaries prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company or its Subsidiaries (except to the extent it would result in a duplication of benefits).

(c) With respect to any Parent Benefit Plans, Parent will use commercially reasonable efforts to (i) cause to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable plans of the Company and its Subsidiaries and (ii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such Continuing Employees during the calendar year in which the Effective Time occurs under similar plans maintained by the Company and its Subsidiaries.

(d) This Section 6.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any employee of the Company or its Subsidiaries or any other Person to any continued employment with Parent, the Surviving Corporation or any of their Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 6.05 Section 280G Vote.

(a) Prior to the Closing Date, the Company shall use reasonable best efforts to obtain from each person who is, with respect to the Company, a “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver of any payments or benefits that might otherwise reasonably result in the payment or provision of “parachute payments” (as defined in Section 280G(b)(2) of the Code), such that after giving effect to all waivers, neither the Company nor its Subsidiaries has made or provided, or is required to make or provide, any payments or benefits that would not be deductible under Section 280G of the Code (the payments and benefits waived (which, for the avoidance of doubt, shall be, with respect to any individual, the amounts in excess of 299% of such individual’s “base amount” (as defined in Section 280G(b)(3) of the Code)) shall be collectively referred to as the “Section 280G Waived Payments”).

(b) Prior to the Closing Date, the Company shall submit, accompanied by adequate disclosure, for shareholder approval all Section 280G Waived Payments in accordance with the terms of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder with the purpose of determining the right of each “disqualified individual” to receive the Section 280G Waived Payments by rendering the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and benefits provided by the Company to those individuals who have executed a waiver pursuant to this Section 6.05 that, in the absence of such waiver, might otherwise reasonably result in the provision of any payments or benefits that would be “parachute payments” under Section 280G of the Code.

(c) All waivers described in Section 6.05(a) and all disclosures and any written consents required under Section 6.05(b) shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Expenses. Subject to Section 7.02(a) and Section 7.05, whether or not the transactions contemplated hereby are consummated and whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

Section 7.02 Certain Tax Matters.

(a) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (such Taxes, “Transfer Taxes”) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne 50% by the Shareholders and 50% by Parent when due, and Parent will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges if required by applicable Law.

(b) Each of Parent, the Company and the Shareholders’ Representative and their affiliates will provide the other parties with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liability for Taxes, or any other claim arising under this Agreement, and each will retain and provide the others with any records or information that may be relevant to any such Tax Return, audit or examination, proceeding or claim. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable third-party out of pocket expenses incurred in providing such assistance. Without limiting the generality of the foregoing, the Shareholder’s Representative shall retain and Parent shall retain, and shall cause the Surviving Corporation to retain, until the applicable statutes of limitations (excluding any extensions unless the party has received notice of such extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all taxable periods beginning on or before the Closing.

Section 7.03 Publication/Distribution of Agreement. So long as this Agreement is in effect, none of Parent, Merger Sub, the Company or any of their respective affiliates shall, and shall cause their respective Representatives to not, publish, distribute or make any public statements with respect to this Agreement (including the disclosure of this Agreement or its terms) or the transactions contemplated hereby without the prior written approval of the other parties hereto, except as may be required (a) as expressly contemplated by this Agreement in connection with obtaining the consents and approvals, and to provide such notices, necessary to consummate the Merger and the other transactions contemplated by this Agreement or (b) by Law applicable to Parent, Merger Sub, the Company or any of their respective Subsidiaries, including the rules and regulations of any applicable national securities exchange or market. Notwithstanding anything contained in this Agreement to the contrary herein, GenNx360 Management Company LLC and its Affiliates may disclose this Agreement and its terms to their limited partners, advisors, members or other investors or potential investors.

Section 7.04 Access to Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, upon reasonable prior written notice and subject to applicable Laws relating to the exchange of information and confidentiality obligations applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, the Company shall, and shall cause each of the Company’s Subsidiaries to, afford to the Representatives of Parent and Merger Sub, during normal business hours and in a manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, reasonable access to the Company’s and each of its Subsidiaries’ properties, books, Contracts and records, and to their officers, accountants, counsel and other Representatives and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent and Merger Sub such information concerning their businesses, properties and personnel as Parent and Merger Sub may reasonably request; provided, however, that neither the Company nor any of its Subsidiaries is under any obligation to disclose to the Parent or Merger Sub or any such Representative any information the disclosure of which is restricted by contract (it being further agreed that the Company shall use commercially reasonable efforts to seek a waiver of any such restriction if requested by Parent) or applicable Law or could compromise any applicable privilege (including the attorney-client privilege). No investigation pursuant to this Section 7.04(a) will affect any representation or warranty given by the Company to Parent hereunder.

(b) From and after the Closing, solely in connection with any reasonable business purpose relating to the Shareholders’ ownership of the Capital Stock of the Company or their status as a current or former officer, director or shareholder of the Company or any of its Subsidiaries, including preparation of governmental or regulatory reporting obligations, or the resolution of any claims made against or incurred by the Shareholders in respect of periods prior to the Closing, for a period of six years after the Closing, Parent shall cause the Surviving Corporation and its Subsidiaries to (i) retain the books and records relating to the Surviving Corporation and its Subsidiaries with respect to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Company and its Subsidiaries, and (ii) upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, Parent and the Surviving Corporation shall, and shall cause each of the Surviving Corporation’s Subsidiaries to, afford to the Shareholders and their respective Representatives, during normal business hours following the Closing Date, and in a manner as to not unreasonably interfere with the normal operation of the Surviving Corporation and its Subsidiaries, reasonable access to the Surviving Corporation’s and each of its Subsidiaries’ books, Contracts and records, and to their officers, employees, accountants, counsel and other representatives to provide the foregoing materials and, during such periods the Surviving Corporation shall, and shall cause its Subsidiaries to, make available to the Shareholders all information concerning their businesses, properties and personnel as they may reasonably request for the purposes described above, provided, however, that such right shall not (x) apply to information subject to an attorney-client privilege or (y) cause the Surviving Corporation or any of its Subsidiaries to violate any applicable confidentiality obligations. This Section 7.04(b) shall not apply to matters relating to Taxes, which shall be governed by Section 7.02(b). Notwithstanding anything otherwise contained in this Agreement, Parent and its Subsidiaries may dispose or destroy material related to the Company in accordance with their internal retention policies in place from time to time, provided they provide the Shareholders’ Representative reasonable access to such material, upon reasonable advance notice of such destruction, and allow the Shareholders’ Representative to make copies of such material.

Section 7.05 Consents; Further Assurances.

(a) Subject to the terms and conditions of this Agreement and applicable Law, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such parties or their Subsidiaries with respect to the transactions contemplated hereby (including making all legally required filings) and, subject to the conditions set forth in ARTICLE VIII, to consummate the transactions contemplated hereby as promptly as practicable (including, in respect of the Company and its respective Subsidiaries and without limitation, providing Parent and Merger Sub with information reasonably requested by Parent to create consolidated projected income statements, balance sheets and cash flow statements, in each case after giving effect to the transactions contemplated hereby) and (ii) to obtain (and to cooperate with the other parties to obtain) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by them or any of their respective Subsidiaries in connection with the transactions contemplated hereby, and to comply with the terms and conditions of any such consent, authorization, order or approval. In connection therewith, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, and shall cause their respective Subsidiaries to provide, such information and communications to Governmental Entities as such Governmental Entities may request.

(b) Without limitation of the foregoing, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, undertakes and agrees to file as soon as practicable, but in all cases, no later than five (5) days following the date hereof, (i) a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), and (ii) such other filings with any other Governmental Entities as may be required under any other applicable Antitrust Laws. Each of Parent, Merger Sub and the Company, as applicable, shall (x) respond as promptly as practicable to any inquiries or requests for additional information or documentation received from the FTC, the Antitrust Division or any other Governmental Entity, and (y) not extend any waiting period under the HSR Act or any other Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall pay all fees required by any Antitrust filings.

(c) Parent shall promptly furnish to the Company copies of any notices or written communications, and a written summary of any oral communications, in each case received by Parent or any of its affiliates from any third party or any Governmental Entity with respect to the transactions contemplated by this Agreement, and Parent shall permit counsel to the Company an opportunity to review in advance, and Parent shall consider in good faith the views of such counsel in connection with, any proposed written communications (including, for the avoidance of doubt, any filings and/or notices) by Parent and/or its affiliates to any third party or any Governmental Entity, including the FTC and the Antitrust Division, concerning the transactions contemplated by this Agreement. Parent agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Parent and/or any of its affiliates, agents or advisors, on the one hand, and any third party or Governmental Entity, including the FTC and the Antitrust Division, on the other hand, concerning or in connection with the transactions contemplated hereby.

Section 7.06 No Shop. During the period beginning on the date hereof and ending on the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause its Subsidiaries and each of the Company’s and its Subsidiaries’ respective officers, directors and employees to, (a) (i) work exclusively with Parent to consummate the Merger pursuant to this Agreement and (ii) refrain from (x) soliciting offers from any Person other than Parent to acquire all or any part of the business or assets of the Company, (y) offering all or any part of the business or assets of the Company as an acquisition candidate or through license to any Person other than Parent and (z) providing access to the properties, books, records, financial statements, contracts and documents of the Company to any acquiror and (b) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted on or prior to the date hereof with respect to any competing transaction. The Company acknowledges that, in the event of a breach of this Section 7.06 the damage or imminent damage to the value and goodwill of Parent shall be inestimable and that therefore any remedy at law or in damages would be inadequate. Accordingly, the Company agrees that, following prior written notice to the Company, Parent shall (without the necessity of posting any bond or other security), in addition to any losses incurred by reason of any such breach, be entitled to injunctive relief, including specific performance, with respect to any such breach.

Section 7.07 Termination of Company Stock Options. The Company shall take all necessary actions so that, as of the Effective Time, the Company Stock Plan is terminated and each Company Stock Option under such plan, whether vested or unvested, shall have been terminated; provided, however, that, without any action on the part of the holder thereof, the holder of any vested In-the-Money Option (including any Company Stock Options that vest as a result of the consummation of the transactions contemplated under this Agreement) shall receive for each such vested In-the-Money Option an amount of cash as set forth in Section 3.01(c).

Section 7.08 Company 401(k) Plan. Effective as of a date no later than the day immediately prior to the Effective Time, if requested in writing by Parent at least ten (10) Business Days prior to the Effective Time, the Company shall take or cause to be taken all actions necessary to (i) adopt amendments to all Section 401(k) plans maintained or contributed to by the Company or a Company Subsidiary (collectively, the “Company 401(k) Plan”) required to be adopted in accordance with the Code to reflect qualification requirements that apply as of the date of termination of the Company 401(k) Plan, (ii) take all necessary action to effect the termination of the Company 401(k) Plan and shall provide Parent with a copy of the applicable board of directors resolutions and termination agreements evidencing such terminations and (iii) ensure that each active participant in the Company 401(k) Plan is fully vested in his or her account balance under the Company 401(k) Plan. Following the Effective Time, to the extent provided under the terms of the Company 401(k) Plan at the time of termination, Parent shall permit participants in the Company 401(k) Plan who are employed by Parent or its Subsidiaries to (i) make in-service withdrawals from the Company 401(k) Plan, and (ii) continue to receive and repay any loans from the Company 401(k) Plan. Following the Effective Time, Parent shall permit each participant in the Company 401(k) Plan who terminates employment with the Surviving Corporation or its Subsidiaries the right to receive a distribution of such participant’s interest under the Company 401(k) Plan, in each case in accordance with the terms of the Company 401(k) Plan. As soon as practicable following Internal Revenue Service approval of the termination of the Company 401(k) Plan, Parent or the Surviving Corporation shall, with respect to employees who were employed by the Company or its

Subsidiaries and who remain actively employed with Parent or the Surviving Corporation (i) provide an election to roll over their interest under the Company 401(k) Plan, including plan loans, to a tax-qualified defined contribution plan maintained by Parent or an affiliate of Parent (the “Parent DC Plan”), (ii) cause the trustee of the Company 401(k) Plan to roll over the interest which the participant elects to roll over to the Parent DC Plan, and (iii) cause the Parent DC Plan to accept any such rollovers.

Section 7.09 Indemnification of Directors and Officers.

(a) From and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of the Company (when acting in such capacity) (each, an “Indemnified Party” and together, the “Indemnified Parties”) against all losses, costs, expenses, claims, damages, judgments or liabilities incurred in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer or director of the Company pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the “Indemnified Liabilities”) to the fullest extent permitted under the DGCL; provided, however, that such indemnification will be provided only to the extent any directors’ and officers’ liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder. Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the Indemnified Parties as provided in the Company’s certificate of incorporation or the Company’s by-laws on the date hereof or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any Subsidiaries of the Company, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect in accordance with their terms.

(b) The Surviving Corporation shall maintain in effect for not less than six years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, and (ii) that if such insurance expires, is terminated or canceled during such six-year period, the Surviving Corporation will use its reasonable efforts to obtain as much directors’ and officers’ liability coverage as can be obtained for such amount.

(c) In the event the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Parent shall, and shall cause the Surviving Corporation to, ensure that proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.09.

(d) The provisions of this Section 7.09 are intended to be for the benefit of, and will be enforceable by, each such Person entitled to indemnification, his or her heirs and his or her representatives.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation To Effect the Transactions. The respective obligation of each party hereto to effect the Merger and the other transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted.

(b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition enjoining or otherwise preventing or prohibiting the consummation of the transactions contemplated hereby shall have been entered after the date hereof and shall be in effect.

Section 8.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction or waiver by Parent and Merger Sub on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The Company Fundamental Representations shall be true and correct in all respects and (ii) the representations and warranties set forth in Article IV (other than those described in clause (i) above) shall be true and correct as of the Closing Date (without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) as though made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date); provided that the condition set forth in this Section 8.02(a)(ii) shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects the obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

(c) No Company Material Adverse Effect. Since the date hereof, there shall not have been any change, effect, event, state of facts, development or occurrence that has had a Company Material Adverse Effect.

(d) Closing Deliverables. The Company shall have provided the Company Closing Deliverables.

(e) Pre-Closing Statement. The Company shall have delivered to Parent the Pre-Closing Statement.

(f) Related Party Agreements. The Company shall have provided evidence that each agreement set forth in Section 4.13 of the Company Disclosure Schedule, other than those agreements listed specifically as “Retained Related Party Agreements” in Section 4.13 of the Company Disclosure Schedule has been terminated effective prior to the Closing Date, without any cost or continuing obligation to the Surviving Corporation.

(g) Indebtedness. The Indebtedness of the Company set forth on Schedule 6.02 has been, or concurrently with the Closing Date is being, paid off in full and terminated, and all Liens securing obligations under such Indebtedness have been, or concurrently with the Closing Date are being, released.

Section 8.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby is further subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct as of the Closing Date (without regard to any materiality, Parent Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty) as though made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct as of such date); provided that the condition set forth in this Section 8.03(a) shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Closing Deliverables. Parent shall have provided the Parent Closing Deliverables.

(d) Closing Payments. Parent shall have made the Closing Payments contemplated by Section 3.03.

Section 8.04 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition to its obligation to consummate the transactions contemplated hereby set forth in Section 8.01, Section 8.02 or Section 8.03, as the case may be, to be satisfied if a material cause of such failure was the failure of such party to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action after the date hereof permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such Order or other action shall have become final and nonappealable;

(c) by either the Company or Parent if the transactions contemplated by this Agreement shall not have been consummated on or before September 26, 2017, provided that, if any conditions set forth in Section 8.01(a) shall not have been satisfied by such date, the Company or Parent may extend the Outside Date from time to time to a date not later than October 26, 2017, (such date as may be extended pursuant to this Section 9.01(c), the “Outside Date”); and provided, further, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to or on behalf of any party whose action or failure to act has been a material cause of or resulted in the failure of the Closing to be consummated on or prior to such date;

(d) by Parent if the Company breaches or fails in any material respect to perform or comply with any of its covenants or agreements contained herein, or breaches any of its representations and warranties, in each case that is not curable, such that the conditions set forth in Section 8.02(a) or Section 8.02(b) cannot be satisfied; and

(e) by the Company if Parent or Merger Sub breach or fail in any material respect to perform or comply with any of their covenants or agreements contained herein, or breach any of their representations and warranties, in each case that is not curable, such that the conditions set forth in Section 8.03(a) or Section 8.03(b) cannot be satisfied.

Any proper termination of this Agreement pursuant to this Section 9.01 shall be effective immediately upon the delivery of written notice of the terminating party to the other parties.

Section 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto or its respective affiliates, directors, officers, employees, shareholders, partners, members or other Representatives, other than pursuant to the provisions of Section 7.01 (Expenses), Section 7.03 (Publication/Distribution of Agreement), this Section 9.02 (Effect of Termination), and Article X (General Provisions) (which Sections and Articles shall survive any termination of this Agreement); provided that no such termination of this Agreement shall relieve or otherwise affect the liability of any party hereto for any willful and intentional breach of this Agreement by such party prior to such termination. For purposes hereof, a “willful and intentional breach” shall mean a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement that is a consequence of an act undertaken or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to act would cause a breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 No Waiver or Survival of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect (it being understood that nothing in this Section 10.01 is intended to affect or limit the ability of Parent to recover under the R&W Insurance for any matters covered thereunder). The respective covenants and agreements of the parties contained herein which are to be performed after the Closing shall survive the Effective Time and shall only terminate in accordance their respective terms.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) when received if delivered personally, (b) on the next Business Day if sent by overnight courier for next Business Day delivery (providing proof of delivery), (c) on receipt of confirmation if sent by facsimile, (d) in five Business Days if sent by United States registered or certified mail, postage prepaid (return receipt requested), or (e) upon receipt of delivery confirmation if sent by email to the other parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub or, following the Closing, the Surviving Corporation:

Innophos Holdings, Inc.

259 Prospect Plains Road, Building A

Cranbury, NJ 08512

Attention: Kim Ann Mink and Joshua S. Horenstein

Facsimile No.:

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles

Facsimile No.: (212) 259-2505

Email: Lee.Charles@BakerBotts.com

(b) if to the Company, to:

c/o GenNx360 Management Company LLC

590 Madison Avenue, 27th Floor

New York, NY 10022

Attention: W. Montague Yort

Facsimile No.:

Email:

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attention: Bryan Goldstein

Facsimile No.: (212) 294-4700

Email: BGoldstein@winston.com

Section 10.03 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when all such counterparts have been signed by each of the parties and delivered to the other parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Neither this Agreement nor any other agreements contemplated hereby, is intended to confer upon any Person other than the parties hereto any legal or equitable rights or remedies.

Section 10.05 Amendment. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, but no amendment shall be made which the DGCL requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 10.06 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained in this Agreement by any other party or in any document, certificate or writing delivered pursuant hereto by any other applicable party, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 10.07 Governing Law. This Agreement and the agreements, instruments and documents contemplated hereby shall be exclusively governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 10.08 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (in whole or in part) by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the preceding sentences, this Agreement shall be binding upon, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns.

Section 10.09 Shareholders’ Representative.

(a) Powers. The Shareholders’ Representative is hereby appointed as the Shareholders’ true and lawful attorney-in-fact and agent, with full powers of substitution, in the

Shareholders’ name, place and stead, in all capacities regarding any matter under this Agreement, the Escrow Agreement, or otherwise relating to the transactions contemplated hereby or thereby, including for the purposes of: (i) making decisions with respect to the determination of the calculations set forth in the Pre-Closing Statement and Post-Closing Statement; (ii) entering into any settlement or submitting any dispute relating to the Post-Closing Statement; (iii) taking any action that may be necessary or desirable, as determined by the Shareholders’ Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with the terms hereof; (iv) taking any action that may be necessary or desirable, as determined by the Shareholders’ Representative, in its sole discretion, in connection with the closing of the transactions hereunder; (v) taking any and all actions that may be necessary or desirable, as determined by the Shareholders’ Representative, in its sole discretion, in connection with any amendment to this Agreement in accordance with the terms hereof; (vi) accepting notices on behalf of Shareholders; (vii) executing and delivering, on behalf of the Shareholders, any and all notices, documents or certificates to be executed by the Shareholders, in connection with the transactions contemplated by this Agreement; (viii) making any payments or paying any expenses under or in connection with this Agreement or the Escrow Agreement; (ix) granting any consent or approval on behalf of the Shareholders or any of them; (x) entering into any settlement, modifying any indemnification or reimbursement obligation, or instituting or defending any litigation relating to any claim for losses against the Shareholders or any of them; and (xi) taking any and all actions and doing any and all other things provided in, contemplated by or related to this Agreement or the Escrow Agreement or the actions contemplated hereby or thereby to be performed on behalf of any Shareholder. As the representative of the Shareholders, the Shareholders’ Representative shall act as the agent for each Shareholder and shall have authority to bind each such Shareholder, and Parent and Merger Sub may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two Business Days’ prior written notice by the existing Shareholders’ Representative to Parent. The grant of authority described herein (i) is coupled with an interest and is irrevocable and survives the death, incompetency, bankruptcy or liquidation of any Shareholder and (ii) survives the consummation of the transactions contemplated hereby.

(b) Liability. The Shareholders’ Representative will not be liable to any Shareholder for any act done or omitted under this Agreement as the Shareholders’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith.

Section 10.10 Specific Performance; Enforcement. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement would not be adequately compensated by monetary damages. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 10.11, this being in addition to any other remedy to which they are entitled at law or in equity, which right shall include the right of Parent and the Company to cause the transactions contemplated by this Agreement to be consummated. Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

Section 10.11 Jurisdiction. Each of the parties irrevocably (i) submits itself to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware) for the purpose of any litigation directly or indirectly based upon, relating to or arising out of this Agreement or any of the transactions contemplated hereby or the negotiation, execution or performance hereof or thereof, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Chancery Court of the State of Delaware (or in the event, but only in the event, that such court does not have subject matter jurisdiction over such action or proceeding, in the Superior Court of the State of Delaware or the United States District Court for the District of Delaware). Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any litigation with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.11, (y) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the parties hereby irrevocably consents to service being made through the notice procedures set forth in Section 10.02 and agrees that service of any process, summons, notice or document by personal delivery to the respective addresses set forth in Section 10.02 shall be effective service of process for any litigation in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by Law.

Section 10.12 WAIVER OF TRIAL BY JURY. EACH PARTY HERETO AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.14 Legal Representation. Parent, Merger Sub and the Company hereby agree, on their own behalf and on behalf of their directors, stockholders, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Winston & Strawn LLP may represent the Shareholders’ Representative, the Shareholders, and each of their respective Affiliates (individually and collectively, the “Shareholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “Current Representation”), and (ii) Winston & Strawn LLP (or any successor) may represent (a) the Shareholder Group or any director, member, partner, officer, employee or Affiliate of the Shareholder Group, (b) the Shareholder Representative or (c) any other Shareholder in the event such Person so requests, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the Company and/or its Subsidiaries prior to the Effective Time, and each of Parent, Merger Sub and the Shareholders on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each of Parent, Merger Sub and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the Shareholder Group and their counsel, including Winston & Strawn LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the Shareholder Group and such counsel and neither Parent, Merger Sub, the Company, nor any Person purporting to act on behalf of or through Parent, Merger Sub, the Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of Parent, Merger Sub and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Winston & Strawn LLP and the Company, its Subsidiaries or any Person in the Shareholder Group occurring during the Current Representation in connection with any Post-Closing Representation.

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

Parent: INNOPHOS HOLDINGS, INC.

By:	/s/ Kim Ann Mink
	Name:	Kim Ann Mink
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Merger Sub: THOR MERGER SUB, INC.

By:	/s/ Kim Ann Mink
	Name:	Kim Ann Mink
	Title:	Chief Executive Officer and President

[Signature Page to Agreement and Plan of Merger]

Company: GENNX NOVEL HOLDING, INC.

By:	/s/ W. Montague Yort
	Name:	W. Montague Yort
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Shareholders’ Representative: GENNX NOVEL REPRESENTATIVE, LLC

By:	/s/ W. Montague Yort
	Name:	W. Montague Yort
	Title:	President

[Signature Page to Agreement and Plan of Merger]